Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2022 SECOND QUARTER RESULTS

•	EPS of $0.41 for FY 2022 Second Quarter

•	Declares Quarterly Cash Dividend of $0.25 per Share

EL SEGUNDO, Calif., August 2, 2022 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2022 second quarter ended July 3, 2022.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “In a challenging retail climate, we achieved earnings that were within our guidance range and higher than in any pre-pandemic second quarter. Our sales also exceeded any pre-pandemic second quarter, despite being softer than anticipated in the face of macroeconomic headwinds that accelerated over the course of the quarter. The flexibility of the Big 5 model enabled us to mitigate inflationary pressures and continue to generate strong merchandise margins and gross profit dollars. We ended the quarter with a strong balance sheet and a healthy inventory position. Over the course of the pandemic, we have enhanced and evolved our model and emerged a stronger company. Looking at the back half of the year, Big 5 remains in a great position with its efficient model to continue to achieve solid operating results during a period of tremendous economic challenges.”

Net sales for the fiscal 2022 second quarter were $253.8 million compared to net sales of $326.0 million for the second quarter of fiscal 2021. Same store sales, which are reported on a comparable-day basis, decreased 22.3% for the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021, but increased 3.9% versus the comparable-day period in pre-pandemic fiscal 2019.

Gross profit for the fiscal 2022 second quarter was $88.9 million, compared to $126.9 million in the second quarter of the prior year. The Company’s gross profit margin was 35.0% in the fiscal 2022 second quarter versus 38.9% in the second quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects higher store occupancy and warehouse expense as a percentage of net sales, partially offset by higher costs capitalized into inventory. The Company’s merchandise margins decreased by 102 basis points for the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021, primarily due to sales mix as well as some select promotional activity to drive sales amid a softening consumer backdrop. Merchandise margins for the second quarter of fiscal 2022 were 310 basis points higher than in any pre-pandemic second quarter in the Company’s history as a public company, reflecting the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter decreased by $1.8 million from the prior year primarily due to lower performance-based incentive accruals and credit card fees, partially offset by broad-based inflationary impacts, including increased employee labor and benefit-related expenses year over year, and to a lesser degree higher advertising expense due in part to the Easter calendar shift. Additionally, the Company incurred a $1.0 million charge for the revaluation of workers’ compensation reserves due to a change in claims assessment methodology. As a percentage of net sales, selling and administrative expense increased to 30.2% in the fiscal 2022 second quarter, compared to 24.0% in the fiscal 2021 second quarter, due to the de-leveraging effect of lower sales.

Net income for the second quarter of fiscal 2022 was $8.9 million, or $0.41 per diluted share, within the Company’s guidance range of $0.40 to $0.50 per diluted share. Diluted earnings per share for the quarter include a $0.03 charge related to revaluation of workers’ compensation reserves. This compares to record second quarter net income of $36.8 million, or $1.63 per diluted share, in the second quarter of fiscal 2021. Compared to pre-pandemic second quarter periods, fiscal 2022 second quarter earnings were the highest in the Company’s history.

For the 26-week period ended July 3, 2022, net sales were $495.8 million compared to net sales of $598.8 million in the first 26 weeks of last year. Same store sales decreased 17.3% in the first half of fiscal 2022 versus the comparable period last year. Net income for the first 26 weeks of fiscal 2022 was $18.0 million, or $0.81 per diluted share. This compares to net income for the first 26 weeks of fiscal 2021 of $58.3 million or $2.59 per diluted share, which included a previously reported net benefit in the first quarter of $0.06 per diluted share.

Adjusted EBITDA was $17.7 million for the second quarter of fiscal 2022, compared to $52.9 million in the prior year period. For the 26-week period ended July 3, 2022, adjusted EBITDA was $32.7 million, compared to $83.2 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the fiscal 2022 second quarter with no borrowings under its credit facility and with cash and cash equivalents of $36.6 million. This compares to no borrowings under the Company’s credit facility and $62.0 million of cash and cash equivalents as of the end of the fiscal 2022 first quarter. Merchandise inventories as of the end of the fiscal 2022 second quarter increased by 26.8% year over year, reflecting more normalized inventory levels relative to sales, along with higher carryover of winter-related inventory. In the fiscal 2022 second quarter, the Company repurchased 199,336 shares of common stock.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on September 15, 2022 to stockholders of record as of September 01, 2022.

Third Quarter Guidance

For the fiscal 2022 third quarter, the Company expects the continuation of macroeconomic headwinds to impact consumer discretionary spending and same store sales to decrease in the high-single-digit range compared to the fiscal 2021 third quarter. Versus the pre-pandemic fiscal 2019, the Company’s same store sales guidance reflects an increase in the low-single-digit range on a comparable day basis. Fiscal 2022 third quarter earnings per diluted share is expected in the range of $0.22 to $0.32, which compares to third quarter earnings per diluted share of $1.07 in fiscal 2021 and $0.30 in fiscal 2019.

Store Openings

The Company currently has 431 stores in operation. During fiscal 2022, the Company expects to open approximately three stores and close approximately two stores, including one relocation.

Conference Call Information

The Company will host a conference call and audio webcast today, August 2, 2022, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the second quarter of fiscal 2022. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through August 9, 2022 by calling (844) 512-2921 to access the playback; the passcode is 13731041.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 3, 2022. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		26 Weeks Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
	(In thousands)
GAAP net income (as reported)	$8,934	$36,803	$18,037	$58,349
+ Interest (as reported)	136	184	320	526
+ Income tax expense (as reported)	3,168	11,557	4,497	17,418
+ Depreciation and amortization (as reported)	4,420	4,389	8,830	8,648

EBITDA	$16,658	$52,933	$31,684	$84,941

+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	1,039	—	1,039	—
- Elimination of liability for an employment agreement	—	—	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	—	—	(709)

Adjusted EBITDA	$17,697	$52,933	$32,723	$83,237

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 3, 2022	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$36,597	$97,420
Accounts receivable, net of allowances of $19 and $62, respectively	14,248	13,654
Merchandise inventories, net	337,703	279,981
Prepaid expenses	18,864	16,293

Total current assets	407,412	407,348

Operating lease right-of-use assets, net	294,828	270,110
Property and equipment, net	56,717	60,401
Deferred income taxes	10,490	12,097
Other assets, net of accumulated amortization of $1,131 and $905, respectively	4,537	3,997

Total assets	$773,984	$753,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,784	$104,359
Accrued expenses	68,195	85,041
Current portion of operating lease liabilities	77,421	76,882
Current portion of finance lease liabilities	3,481	3,518

Total current liabilities	263,881	269,800

Operating lease liabilities, less current portion	227,215	204,134
Finance lease liabilities, less current portion	5,536	6,456
Other long-term liabilities	6,937	6,254

Total liabilities	503,569	486,644

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,482,845 and 26,109,003 shares, respectively; outstanding 22,176,990 and 22,097,467 shares, respectively	264	260
Additional paid-in capital	125,151	124,909
Retained earnings	199,242	192,261
Less: Treasury stock, at cost; 4,305,855 and 4,011,536 shares, respectively	(54,242)	(50,121)

Total stockholders’ equity	270,415	267,309

Total liabilities and stockholders’ equity	$773,984	$753,953

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales	$253,800	$326,020	$495,781	$598,826
Cost of sales	164,934	199,097	320,982	374,010

Gross profit	88,866	126,923	174,799	224,816
Selling and administrative expense	76,628	78,379	151,945	148,523

Operating income	12,238	48,544	22,854	76,293
Interest expense	136	184	320	526

Income before income taxes	12,102	48,360	22,534	75,767
Income tax expense	3,168	11,557	4,497	17,418

Net income	$8,934	$36,803	$18,037	$58,349

Earnings per share:
Basic	$0.41	$1.69	$0.83	$2.70

Diluted	$0.41	$1.63	$0.81	$2.59

Weighted-average shares of common stock outstanding:
Basic	21,675	21,746	21,677	21,582

Diluted	22,039	22,593	22,197	22,507